EXHIBIT 99.1

TAYLOR CAPITAL GROUP, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2003

Wheeling, IL – July 22, 2003 – Taylor Capital Group, Inc. (NASDAQ: TAYC), the holding company for Cole Taylor Bank, today announced net income for the second quarter of 2003 of $5.5 million, or $0.49 per diluted common share, compared to a net loss of $59.5 million during the second quarter of 2002, or a loss of $8.82 per common share. The net loss during the second quarter of 2002 was caused by a $64.5 million charge to settle litigation concerning the Company’s 1997 acquisition of Cole Taylor Bank. Without the litigation settlement charge, net income during the second quarter of 2002 would have been $5.0 million or $0.61 per diluted common share.

Net income for the first six months of 2003 was $10.7 million, or $0.94 per diluted common share, compared to a net loss for the first six months of 2002 of $54.2 million, or a loss of $8.18 per common share. Without the litigation settlement charge, the Company would have recorded net income for the first half of 2002 of $10.3 million or $1.25 per diluted common share.

For both the quarterly and year-to-date 2003 periods, net income, exclusive of the litigation settlement charge, was higher than the comparable period in 2002. Lower noninterest expense, which included a nonrecurring reimbursement of legal fees described below, and a lower provision for loan losses contributed to the higher level of net income in 2003. The effect of these items was partially offset by lower net interest income and noninterest income. The decline in diluted earnings per share during both the quarterly and year-to-date periods in 2003 was a result of an increase in the number of common shares outstanding. In October 2002, the Company issued 2,587,500 additional shares in an initial public offering.

“Our core customer—the owner-operated small or mid-size business—demands that its bank bring experience and develop understanding and insight in their business. As banks have changed ownership and focus, they have created uncertainty among small business owners who require an unwavering commitment,” said Jeffrey W. Taylor, chairman and chief executive officer of Taylor Capital Group, Inc. “We have steadfastly served this market for decades by executing our strategy with discipline, consistency and focus. We have generated steady growth and increased core assets by adding to our net core customer base. I am confident in the earning power of our model over the long term.”

Net Interest Income:

During the second quarter of 2003, net interest income was $24.3 million compared to $25.6 million during the second quarter of 2002, a decrease of $1.3 million or 5.0%. The tax equivalent net interest margin during the second quarter of 2003 was 4.00% compared to 4.53% during the second quarter a year ago. For the year-to-date periods, net interest income during the first six months of 2003 was $48.5 million compared to $50.3 million during the same period in 2002, a decrease of $1.9 million, or 3.7%. The tax equivalent net interest margin decreased to 4.07% during the year-to-date 2003 period as compared to 4.50% during the same period in 2002.

The compression in the tax equivalent net interest margin was caused primarily by two factors. First, the continued low interest rate environment has had a negative impact on the net interest margin and, therefore, net interest income. During the continued low interest rate environment, many of the Company’s interest-earning assets have continued to reprice downwards. At the same time, the Company believes many interest-bearing liability rates are close to their lowest likely levels. With the Federal

Reserve Bank’s lowering of the federal funds target rate on June 25, 2003, the Company expects continued downward pressure on its net interest margin. Second, the $45.0 million of 9.75% junior subordinated debentures issued by the Company in October 2002 caused the tax equivalent net interest margin to decline approximately 21 basis points in the quarterly comparison and 20 basis points in the year-to-date comparison.

The decline in net interest margin was partly offset by an increase in average earning assets. Average earning assets increased $168 million, or 7.3%, during the second quarter of 2003 as compared to the same quarter in 2002, while year-to-date 2003 average earning assets increased $146 million, or 6.4%, as compared to the same period in 2002.

The provision for loan losses was $1.5 million during the second quarter of 2003, compared to $2.5 million during the second quarter of 2002. For the first six months of 2003, the provision for loan losses was $3.8 million compared to $5.0 million during the same six month period in 2002. Net charge offs for the first six months of 2003 were $1.7 million compared to $3.2 million for the same period in 2002. We believe the lower level of net charge offs during the first six months of 2003 will not be maintained in the third quarter of 2003 and may not be sustainable in future periods. Losses on individually larger commercial loans, which comprise 75% of our total loan portfolio, can be larger in amount and more uneven in timing than consumer loans. Accordingly, net charge offs in any one quarter are not an indicator of net charge-offs in subsequent quarters. The Company’s ratio of the allowance for loan losses to total loans was 1.90% at June 30, 2003, compared to 1.81% at December 31, 2002 and 1.83% at June 30, 2002.

Noninterest Income:

Noninterest income was $5.0 million during the second quarter of 2003, compared to $5.4 million during the same quarter in 2002, a decrease of $391,000, or 7.3%. For the first six months of 2003, noninterest income was $9.5 million, a decrease of $796,000, or 7.7%, compared to noninterest income of $10.3 million during the same six-month period a year ago. The decline in noninterest income was primarily due to reduced trust and mortgage banking fees as a result of the Company’s exit from certain fiduciary trust and mortgage banking lines of business in late 2002. In addition, $590,000 of proceeds received in the second quarter of 2002 from key man life insurance policies also contributed to the decline in noninterest income in 2003. A modest increase in service charges, primarily on deposit accounts, partly offset these decreases.

Noninterest Expense:

Noninterest expense in the second quarter of 2003 was $19.2 million compared to $85.3 million in the second quarter of 2002. Without the $64.5 million litigation settlement charge in the second quarter of 2002, noninterest expense in the second quarter of 2003 would have decreased $1.6 million, or 7.6% when compared to the adjusted noninterest expense of $20.8 million during the second quarter of 2002. On a year-to-date basis, noninterest expense was $37.7 million during 2003 and $104.1 million during 2002. Without the litigation settlement charge in 2002, noninterest expense during the first six months of 2003 would have decreased $1.9 million, or 4.9%, when compared to the adjusted 2002 noninterest expense of $39.6 million.

In both the quarter and year-to-date periods, lower salaries and employee benefits and legal fees contributed to the decrease in noninterest expense. Most of the decline in salaries and employee benefits was due to severance in the second quarter of 2002 related to the decision to exit some trust lines of business and other executive management level changes. The decline in legal fees in 2003 was related to lower fees at the holding company and the receipt in the first quarter of 2003 of a $2.1 million reimbursement of legal fees associated with the split-off litigation against the Company that was settled in October 2002.

These declines in noninterest expense were partly offset by higher advertising and corporate insurance expenses. During the second quarter of 2003, advertising expense totaled $752,000 compared to $428,000 during the second quarter of 2002, while in the year-to-date 2003 period, advertising expenses were $2.1 million compared to $885,000 during the same six- month period in 2002. The increase in advertising was primarily as a result of television and print advertising designed to increase the Bank’s visibility in the business community. Most of the television and print advertising appeared in early 2003, and the Company does not expect to continue this level of television and print advertising during the remainder of 2003.

Corporate insurance costs increased to $728,000 in the second quarter of 2003 from $304,000 in the second quarter of 2002. Corporate insurance costs were $1.6 million during the first six months of 2003 compared to $548,000 during the same period in 2002. The increase was associated with market-driven costs, including those of becoming a publicly-traded company.

Balance Sheet:

Total assets of the Company were $2.64 billion at June 30, 2003, compared to $2.54 billion at December 31, 2002 and $2.46 billion at June 30, 2002. At June 30, 2003, total loans were $1.91 billion, total deposits were $2.05 billion, and stockholders’ equity was $175.5 million. In comparison, at December 31, 2002, total loans were $1.88 billion, total deposits were $1.96 billion, and stockholders’ equity was $168.7 million. At June 30, 2002, total loans were $1.80 billion, total deposits were $1.90 billion and stockholders’ equity was $118.3 million.

Taylor Capital Group, Inc. is a bank holding company headquartered in Wheeling, Illinois, a suburb of Chicago. The Company derives virtually all of its revenue from its subsidiary, Cole Taylor Bank, which presently operates 11 banking centers throughout the Chicago metropolitan area.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2003 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability of interest rate fluctuations and imbalances in the interest rate sensitivities of our assets and liabilities; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb potential losses in our loan portfolio; possible volatility in loan charge-offs and recoveries from quarter to quarter; the possible difficulties or unforeseen costs of relocating and consolidating our administrative and operational functions; the risks associated with implementing our business strategy and managing our growth effectively; the risks associated with our reliance on third party professionals who provide certain financial services to our customers; changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulatory and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in our December 31, 2002 Annual Report on Form 10-K under the caption “Risk Factors.”

You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

Contact:

For Taylor Capital Group, Inc.

Robert Davis (847-537-0020)

Taylor Capital Group, Inc.

Summary of Selected Quarterly Financial Data

Dollars in Thousands

Unaudited

	Year-to Date June 30,		2003		2002
	2003	2002	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Condensed Income Data:
Interest income	$69,660	$72,889	$34,873	$34,787	$35,942	$37,184	$36,775
Interest expense	21,175	22,540	10,567	10,608	10,957	11,183	11,186

Net interest income	48,485	50,349	24,306	24,179	24,985	26,001	25,589
Provision for loan losses	3,833	4,950	1,533	2,300	2,475	2,475	2,475

Net interest income after provision for loan losses	44,652	45,399	22,773	21,879	22,510	23,526	23,114
Noninterest income:
Service charges	6,283	6,046	3,135	3,148	3,032	3,128	3,109
Trust and investment mgmt. fees	2,183	2,810	1,120	1,063	985	1,473	1,279
Gain on sale of investments	—	8	—	—	—	2,068	—
Other	1,046	1,444	722	324	509	476	980

Total noninterest income	9,512	10,308	4,977	4,535	4,526	7,145	5,368
Noninterest expense:
Salaries and employee benefits	21,437	22,971	10,598	10,839	10,864	9,945	12,266
Occupancy, furniture and equipment	4,928	5,032	2,538	2,390	2,395	2,529	2,390
Legal fees, net	(277)	1,846	739	(1,016)	1,085	1,167	1,126
Intangible asset amortization	193	132	97	96	95	139	66
Litigation settlement charge	—	64,509	—	—	—	(2,609)	64,509
Other	11,392	9,614	5,251	6,141	6,583	6,857	4,946

Total noninterest expense	37,673	104,104	19,223	18,450	21,022	18,028	85,303

Income (loss) before income taxes	16,491	(48,397)	8,527	7,964	6,014	12,643	(56,821)
Income tax expense	5,827	5,822	2,988	2,839	2,099	3,754	2,651

Net income (loss)	$10,664	$(54,219)	$5,539	$5,125	$3,915	$8,889	$(59,472)

Preferred dividend requirement	(1,721)	(1,721)	(861)	(861)	(861)	(861)	(861)

Net income (loss) available to common stockholders	$8,943	$(55,940)	$4,678	$4,264	$3,055	$8,028	$(60,333)

Pro Forma Net Income:
Net income (loss)—as stated	$10,664	$(54,219)	$5,539	$5,125	$3,915	$8,889	$(59,472)
Add back (subtract):
Litigation settlement charge	—	64,509	—	—	—	(2,609)	64,509

Net income—pro forma	$10,664	$10,290	$5,539	$5,125	$3,915	$6,280	$5,037

Preferred dividend requirement	(1,721)	(1,721)	(861)	(861)	(861)	(861)	(861)

Net income available to common stockholders—pro forma	$8,943	$8,569	$4,678	$4,264	$3,055	$5,419	$4,176

Per Share Data (1):
Net income (loss) per common share:
Basic	$0.95	$(8.18)	$0.50	$0.45	$0.35	$1.18	$(8.82)
Diluted	0.94	(8.18)	0.49	0.45	0.35	1.17	(8.82)
Pro forma net income per common share (2):
Basic	0.95	1.25	0.50	0.45	0.35	0.80	0.61
Diluted	0.94	1.25	0.49	0.45	0.35	0.79	0.61
Cash dividends per common share	0.12	0.12	0.06	0.06	0.06	0.06	0.06
Book value per common share	14.53	11.75	14.53	13.96	13.87	13.05	11.75
Dividend payout ratio	12.77%	-1.47%	12.24%	13.33%	17.14%	5.13%	-0.68%
Weighted average shares-basic	9,436,209	6,838,856	9,444,997	9,427,324	8,787,362	6,815,267	6,842,081
Weighted average shares-diluted	9,485,210	6,838,856	9,511,164	9,456,501	8,799,888	6,844,014	6,842,081
Shares outstanding-end of period	9,450,006	6,813,588	9,450,006	9,438,769	9,410,660	6,819,474	6,813,588

Average Balance Sheet Data (3):
Total assets	$2,560,072	$2,409,290	$2,593,573	$2,526,200	$2,489,416	$2,460,550	$2,421,080
Investments	506,868	503,308	516,462	497,169	484,647	497,543	509,779
Cash equivalents	33,361	21,121	39,770	26,881	16,763	28,022	20,515
Loans	1,895,753	1,765,220	1,913,540	1,877,768	1,860,514	1,810,562	1,771,815
Total interest-earning assets	2,435,982	2,289,649	2,469,772	2,401,818	2,361,925	2,336,127	2,302,109
Interest-bearing deposits	1,585,314	1,490,118	1,602,938	1,567,494	1,510,737	1,520,569	1,497,018
Borrowings	350,562	365,339	365,835	335,120	330,067	345,749	360,946
Trust preferred securities	45,000	—	45,000	45,000	35,217	—	—
Total interest-bearing liabilities	1,980,876	1,855,457	2,013,773	1,947,614	1,876,021	1,866,318	1,857,964
Noninterest-bearing deposits	371,126	351,010	368,073	374,213	409,897	377,220	359,051
Total stockholders' equity	170,929	175,352	172,324	169,520	157,310	122,168	176,684

Taylor Capital Group, Inc.

Summary of Selected Quarterly Financial Data

Dollars in Thousands

Unaudited

	Year-to Date June 30,		2003		2002
	2003	2002	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Performance Ratios (annualized):
Return on average assets	0.83%	-4.50%	0.85%	0.81%	0.63%	1.45%	-9.83%
Return on average equity	12.48%	-61.84%	12.86%	12.09%	9.95%	29.10%	-134.64%
Pro forma return on average assets (2)	0.83%	0.85%	0.85%	0.81%	0.63%	1.02%	0.83%
Pro forma return on average equity (2)	12.48%	11.74%	12.86%	12.09%	9.95%	20.56%	11.40%

Tax Equivalent Net Interest Margin:
Net interest income as stated	$48,485	$50,349	$24,306	$24,179	$24,985	$26,001	$25,589
Add: Tax equivalent adjust—investment (4)	647	808	321	326	354	363	388
Tax equivalent adjust.—loans (4)	88	96	44	44	46	47	48

Tax equivalent net interest income	$49,220	$51,253	$24,671	$24,549	$25,385	$26,411	$26,025

Net interest margin without tax adjust.	4.00%	4.42%	3.94%	4.07%	4.21%	4.43%	4.45%
Net interest margin—tax equivalent (4)	4.07%	4.50%	4.00%	4.13%	4.27%	4.50%	4.53%
Yield on earning assets without tax adjust.	5.75%	6.40%	5.66%	5.85%	6.05%	6.33%	6.40%
Yield on earning assets—tax equivalent (4)	5.81%	6.48%	5.72%	5.91%	6.12%	6.40%	6.48%
Yield on interest-bearing liabilities	2.15%	2.45%	2.10%	2.21%	2.32%	2.38%	2.41%
Net interest spread—without tax adjust.	3.60%	3.95%	3.56%	3.65%	3.73%	3.95%	3.99%
Net interest spread—tax equivalent (4)	3.66%	4.03%	3.62%	3.70%	3.80%	4.02%	4.06%
Average interest-earning assets to average interest-bearing liabilities	122.97%	123.40%	122.64%	123.32%	125.90%	125.17%	123.90%

	June 30, 2003	Mar. 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	Mar. 31, 2002	Dec. 31, 2001
Condensed Balance Sheet Data:
Total assets	$2,639,566	$2,572,181	$2,535,461	$2,505,133	$2,462,869	$2,405,273	$2,390,670
Investment securities	497,166	544,527	501,606	500,109	506,699	508,967	494,208
Total loans	1,905,862	1,884,744	1,879,474	1,845,850	1,801,676	1,763,140	1,741,637
Allowance for loan losses	36,157	35,697	34,073	34,305	32,918	32,494	31,118
Goodwill	23,354	23,354	23,354	23,354	23,354	23,354	23,354
Total deposits	2,046,576	1,954,946	1,963,749	1,961,260	1,901,100	1,818,967	1,833,689
Short-term borrowings	226,634	255,778	215,360	195,917	224,847	247,225	244,993
Notes payable and FHLB advances	110,500	110,500	110,500	127,200	127,200	139,200	111,000
Trust preferred securities	45,000	45,000	45,000	—	—	—	—
Preferred stock	38,250	38,250	38,250	38,250	38,250	38,250	38,250
Common stockholders' equity	137,267	131,722	130,487	88,999	80,034	134,732	132,666
Total stockholders' equity	175,517	169,972	168,737	127,249	118,284	172,982	170,916

Asset Quality Ratios:
Nonperforming loans	$17,519	$15,850	$18,258	$16,225	$15,329	$15,244	$17,400
Nonperforming assets	19,101	16,452	18,883	16,332	15,514	15,442	17,969
Allowance for loan losses to total loans	1.90%	1.89%	1.81%	1.86%	1.83%	1.84%	1.79%
Allowance for loan losses to nonperforming loans	206.39%	225.22%	186.62%	211.43%	214.74%	213.16%	178.84%
Net charge-offs to average total loans (5)	0.18%	0.14%	0.39%	0.32%	0.36%	0.25%	0.49%
Nonperforming assets to total loans plus repossessed property	1.00%	0.87%	1.00%	0.88%	0.86%	0.88%	1.03%

Capital Ratios (Taylor Capital Group, Inc.):
Total stockholders' equity to assets	6.65%	6.61%	6.66%	5.08%	4.80%	7.19%	7.15%
Average stockholders' equity to average assets (6)	6.68%	6.71%	6.45%	6.50%	7.28%	7.26%	7.09%

Footnotes:

(1)	All share and per share data has been restated for a three-for-two stock split that was effected as a dividend to stockholders of record as of October 2, 2002.
(2)	Excludes litigation settlement charge.
(3)	Average balances are daily averages.
(4)	This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 35.0%.
(5)	Based upon year-to-date annualized net charge-offs.
(6)	Based upon year-to-date averages.

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